Since 1842

KUHNS BROTHERS

The Farm House

558 Lime Rock Road

Lime Rock, Connecticut 06039

May 26, 2011

Mr. Zhigang (Harry) Gao

Mr. Lin (Michael) Han

Master Silicon Carbide Industries, Inc.
558 Lime Rock Road

Lakeville, Connecticut 06039

ENGAGEMENT AGREEMENT PROVIDING FOR INVESTMENT BANKING SERVICES

Dear Mr. Gao and Mr. Lin:

This letter agreement (the “Agreement”) is written to set forth the understanding and agreement between Kuhns Brothers, Inc. and its related subsidiaries (altogether, “Kuhns Brothers”) and Master Silicon Carbide Industries, Inc., a Nevada corporation, and its related subsidiaries, including Yili Carborundum USA, Inc., C3 Capital, Limited and Yili Master Carborundum Production Co., Ltd. (altogether, the “Company”).

The Company hereby engages Kuhns Brothers on an exclusive basis, initially for a one (1) year period commencing the date hereof, to provide it with investment banking services and Kuhns Brothers hereby accepts such engagement. In the event that as a result of this initial engagement Kuhns Brothers successfully arranges and closes any financing and related merger acquisition as described below (the “Closing”), this Agreement will remain in force for a period of two (2) years following the closing of such financing and related transaction.

I.   INVESTMENT BANKING SERVICES

1.	Financial Advisory Services

Kuhns Brothers, through its subsidiary Kuhns Bros. & Co., Inc. (the “Advisor”) and its subsidiary Kuhns Brothers Securities Corporation (the “Placement Agent”), will assist the Company with its current investment banking requirements of a capital raise of approximately $10,000,000 to $35,000,000 of gross proceeds which may be either debt or equity (common stock, preferred stock, convertible securities, warrants or similar instruments) or a combination of both (the “Financing”) invested in it or its controlled subsidiaries or affiliates. Advisor may market to institutional and high-net-worth individual financial investors (“Financial Investors”) or, at the option of the Company, to strategic investors (“Strategic Investors”); collectively with Financial Investors, the (“Investors”). All assistance provided hereunder with respect to the Financing shall be on a best efforts basis.

With respect to Financial Investors, Kuhns Brothers will provide the following financial advisory and placement agency services:

(i)       provide advice regarding the financial structure of the Company or its subsidiaries or any projects or programs undertaken by any of the foregoing; (ii) assist in structuring the Financing with respect to what is usual and standard practice on terms and conditions equivalent for organizations in similar financings; (iii) assist in preparing and documenting of the Company’s offering documents relating to the Financing, including the Company’s executive summary (the “Executive Summary”) and investor PowerPoint presentation (the “Investor PowerPoint Presentation”), as well as any other related materials relating to the Offering and the Financing; (iv) when the structuring of the Financing has reached an appropriate stage, assist in the process to obtain and execute such Financing; and (v) assist in obtaining and executing such Financing on the most favorable terms and conditions consistent with current market conditions and the nature of and risks inherent in the Company.

With respect to Strategic Investors, Kuhns Brothers will provide the following financial advisory and placement agency services:

(i) assist in the evaluation of a Strategic Investor from a financial point of view; (ii) provide advice and assistance with respect to the form and structure of any Transaction involving a Strategic Investor; and, when the structuring of the strategic relationship has reached an appropriate stage, (iii) act as the Company’s agent to assist the Company in locating and obtaining, on the most favorable terms and conditions, such Strategic Investor(s) in the form of Company clients, customers or vendors, and assist the parties to enter into sales, vendor, licensing or related strategic agreements. (Such agreements with Strategic Investors, whether they result in a financial investment and or license arrangement, sales or vendor agreement or otherwise, shall also be considered Financing for purposes of this Agreement.)

Kuhns Brothers shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. In performance of its duties, Kuhns Brothers shall provide the Company with the benefits of its best judgment and efforts, but it is understood and acknowledged by the parties that the value of Kuhns Brothers’ advice may not be measurable in a quantitative manner. Kuhns Brothers does not guarantee that the Company will receive the valuation for its securities that it desires.

The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing financial advisory services of all types contemplated by this Agreement to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or rendering such advice to others.

The Company recognizes and confirms that Kuhns Brothers, in acting pursuant to this Agreement, will be using information in reports and other information provided by third parties, including information provided by or on behalf of the Company. Kuhns Brothers does not assume responsibility for and may rely on, without independent verification, the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Kuhns Brothers by or on behalf of the Company will be accurate and will not contain any material misstatements of fact or omissions. The Company agrees that any information or advice rendered by Kuhns Brothers or its representatives in connection with this Agreement is for confidential use of the Company’s Board of Directors, management and employees, as well as attorneys, accountants and other agents of the Company on a need-to-know basis and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information in any manner without Kuhns Brothers’ prior written consent.

2.   Merger and Acquisition Services

Relating to its assistance with respect to the Financing, Kuhns Brothers shall provide the Company with services related to merger and acquisition transactions in the event that at any time during which this Agreement is in place, the Company or any of its affiliates shall enter into any "merger and acquisition transaction" as described below with any party introduced to the Company by Kuhns Brothers, directly or indirectly.

For purposes of this Agreement, the term "merger and acquisition transaction" means: (i) any merger, consolidation, reorganization or other business combination including strategic partnerships or joint ventures pursuant to which the business or businesses of a third party, including projects, stand-alone assets or technologies, are combined with that of the Company in either a direct ownership, joint venture or strategic alliance fashion; (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or equity of a third party by way of negotiated purchase or otherwise; or (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or equity of the Company by way of negotiated purchase or otherwise (the “Transaction(s)”).

Kuhns Brothers' merger and acquisition services may include, but will not necessarily be limited to:

(i) Assistance in the identification of businesses, organizations, assets or technologies that may constitute potential Transactions; (ii) assistance in the evaluation of such third parties from a financial point of view; (iii) assistance with respect to the form and structure of the Transaction; (iv) conducting discussions and negotiations regarding a Transaction; and (v) providing other related advice and assistance as the Company may reasonably request in connection with a Transaction.

The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

3.	Strategic Planning Services

Relating to its assistance with respect to the Financing, Kuhns Brothers shall provide the Company with strategic planning services. Kuhns Brothers strategic planning services shall include, but not be limited to, the following:

(i)	advice regarding the Company’s business plan; (ii) advice regarding formation of the Company’s corporate goals and their implementation; (iii) advice regarding corporate organization, personnel and the related selection of needed specialty skills; (iv) general corporate documentation preparation and assistance, including services relating to assisting the Company in preparation of its business plan and related materials, including regulatory and filing documentation; (v) assistance regarding preparation and organization of the Company’s corporate paperwork.

II.  COMPENSATION

In consideration of rendering such services, the Company agrees to pay Kuhns Brothers on the following basis:

(i) for financial advisory services—

(a) a financing fee, payable upon closing(s) of the Financing (the “Closing”), equal to the following percentages of the total Financing value:

CORPORATE FINANCING	FEE
Equity (including either common stock, preferred stock, convertible securities, warrants or similar instruments)	7.00%, plus warrants
Debt (including notes, bond, mezzanine, debentures, credit facilities or lines)	3.00%
Exercise of Warrants or Subscription Rights	7.00%

(b) Please note that the total Financing includes the exercise of any warrants or subscription rights, whenever exercised, and the financing fee includes a 7% charge at such time.

With respect to warrants provided as compensation as indicated in the table above, the warrant “coverage”, that is the percent of the dollar amount of securities issued for which Kuhns Brothers shall receive warrants to purchase the Company’s equity securities, shall be 7%. For example, if the Company or its subsidiaries issues $1 million of common stock with warrants attached, Kuhns Brothers shall receive a warrant to buy $70,000 of common stock with warrants attached of the Company or its subsidiaries. Such warrant will have a strike price that is 100% of the price of the equity securities, or underlying equity securities, offered in the Financing, or in the case of compensation not involving a Financing shall be at a strike price that is 100% of the price of the Company’s common stock as set by the most recent third party sale, and shall be outstanding for a period of ten (10) years. The Warrants shall provide for cashless exercise (even if the Investors do not have such right).

In connection with our financial advisory services, you agree that if during the period Kuhns Brothers is retained by you a Financing is consummated with a third party, acting either as a Financial Investor or as a Strategic Investor, who was introduced directly or indirectly by Kuhns Brothers (“Introduced Investors”), or if the Company enters into a definitive agreement with Introduced Investors which at any time thereafter results in a Financing, you will pay Kuhns Brothers a financing fee equal to the fees indicated above with respect to such Financing. It is understood that for purposes of this Agreement, Kuhns Brothers shall be deemed to have introduced such Introduced Investors to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Kuhns Brothers participated in such meetings, telephone calls or correspondence.

Additionally, if during two (2) years from the execution of this contract a Financing is consummated with a third party not introduced to the Company by Kuhns Brothers, Kuhns Brothers will be paid a fee equal to 50% of its compensation due pursuant to the language above.

Notwithstanding anything contained herein, Kuhns Brothers’ fees payable in connection with a Financing shall be paid at the level of the compensation table above at any time as there is a closing of the Financing or Transaction, or tranche of the Financing or Transaction, or finalization of related documentation or purchase of a Public Shell (the “Closings”), and at the option of Kuhns Brothers, shall be paid in cash or in the securities of the Company being offered in the Financing.

In the event that Kuhns Brothers is successful in raising the Financing, but the Company declines to accept the Financing, Kuhns Brothers will be paid a fee equal to 50% of its compensation due pursuant to the language above.

(ii) for merger and acquisition services—

(a)        For any merger or acquisition, a merger and acquisition fee equal to the “Lehman Formula” based on $5 million increments, that is, 5% of the first $5 million, 4% of the second $5 million, etc., of the consideration paid in the Transaction, or the Lehman Formula of the equity value of the organization being acquired, at the option of Kuhns Brothers.

In the event that Kuhns Brothers is involved in both merger and acquisition services and financial advisory services with respect to a Transaction, Kuhns Brothers shall be paid for each service.

For purpose of this Agreement, "consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement (“Consideration”). The value of Consideration shall be determined as follows:

(a)	the value of securities, liabilities, obligations, property and services shall be the fair market value as shall mutually be agreed upon at the date of the closing of the Transaction;
(b)	the value of indebtedness, including indebtedness assumed, shall be the face amount; and/or
(c)	the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement, as mutually determined by the parties. If the parties cannot come to such mutual determination, the net present value described above shall be determined by arbitration.

If the Consideration payable in a Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Kuhns Brothers relating to such Consideration shall be payable at the time of the receipt of such Consideration.

The Company acknowledges that Kuhns Brothers and its affiliates are in the business of providing merger and acquisition services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict Kuhns Brothers or its affiliates in conducting such business with respect to others or in rendering such advice to others.

The Company also acknowledges that Kuhns Brothers and its affiliates have or may have ownership interests in businesses, assets or technologies identified by them or others to the Company as potential Transactions. Nothing herein contained shall be construed to limit or restrict the ability of Kuhns Brothers or its affiliates to be compensated for its ownership interest in such a Transaction on a basis separate and apart from the compensation described herein.

In connection with our merger and acquisition services, you agree that if during the period Kuhns Brothers is retained by you, a Transaction is consummated with a third party introduced by Kuhns Brothers or the Company enters into a definitive agreement with a third party introduced by Kuhns Brothers which at any time thereafter results in a Transaction (“Third Parties”), you will pay Kuhns Brothers a transaction fee equal to the Lehman Formula times the Consideration.

It is understood that for purposes of this Agreement, Kuhns Brothers shall be deemed to have introduced such Third Parties to the Company not only by physical introductions and meetings, but also by arranging or facilitating telephonic or correspondence meetings between the parties, whether or not Kuhns Brothers participated in such meetings, telephone calls or correspondence.

Additionally, if during the period Kuhns Brothers is retained by you, a Transaction is consummated with a third party not introduced to the Company by Kuhns Brothers, Kuhns will be paid a fee equal to 50% of its compensation due pursuant to the language above.

(iv) for expenses—

(a)       in the event of a Financing or Transaction the Company shall pay an amount equal to 2% of the total Financing, on a non-accountable basis, to compensate Kuhns Brothers for the expenses incurred by it in relation to the Transaction, including expenses related to Kuhns Brothers’ due diligence, and shall reimburse Kuhns Brothers for any expenses reasonably incurred by it related to the Financing, subject to such expenses being authorized in advance by the Company (including, without limitation, reasonable professional and reasonable legal fees and disbursements incurred by Kuhns Brothers in connection with its engagement hereunder with respect to services to be rendered by it, as well as any such fees or expenses reasonably incurred directly by personnel of Kuhns Brothers or its agents or representatives in connection with work on behalf of the Company);

(b)       in the event the Financing does not close due to a material misrepresentation by the Company that is discovered during the due diligence process, the Company will reimburse Kuhns Brothers for its out of pocket expenses, plus a breakage fee of $100,000;

(c)       with regards to Strategic Planning Services, the Company shall reimburse Kuhns Brothers for any expenses reasonably incurred (including, without limitation, reasonable professional and reasonable legal fees and disbursements incurred by Kuhns Brothers in connection with its engagement hereunder with respect to services to be rendered by it, as well as any such fees or expenses reasonably incurred directly by personnel of Kuhns Brothers or its agents or representatives in connection with work on behalf of the Company).

All compensation and expenses will be reimbursed to Kuhns Brothers via wire transfer. The Firm’s wiring instructions are attached as Schedule A.

III.         RIGHT TO BOARD PARTICIPATION OR OBSERVER STATUS

Kuhns Brothers has the right, in its sole discretion, to name a representative to the Company’s board of directors during the time of this Agreement and for such period of time after the termination of this Agreement as any Financial or Strategic Investor introduced by Kuhns Brothers owns 5% or more of the Company’s common stock. In its sole discretion, Kuhns Brothers may not exercise its board participation right, but shall instead choose to be named an Observer to the Company’s board of directors. Observer status, if exercised, shall entitle Kuhns Brothers to be present at all board meetings, including physical and telephonic sessions, as well as to receive all information provided to the Company’s board members for such meetings; Observer status shall not enable Kuhns Brothers to vote or otherwise participate at such board meetings.

IV.         RIGHT TO SUB-CONTRACT OR SYNDICATE

Kuhns Brothers has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as Kuhns Brothers remains the prime contractor of such services to the Company. Kuhns Brothers rights to subcontract hereunder include the syndication of any underwriting performed for the Company pursuant to this Agreement, or the formation of a selling group for the sale of any placement performed for the same purpose. Kuhns Brothers has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financing.

V.           ADDITIONAL INVESTMENT BANKING SERVICES

The Company agrees that Kuhns Brothers shall have the right, but not the obligation, which right is exercisable in Kuhns Brothers’ sole discretion, to provide investment banking services to the Company on an irrevocable preferential right of refusal basis to provide such services in relation to the Company’s financing for the term this Agreement and such additional period of time as may be necessary to complete any project or Transaction already commenced pursuant to the Company’s written request or engagement of Kuhns Brothers prior to the expiration of such 2 year period. Such services may include underwriting and acting as a placement agent for the Company’s securities on a lead-managed or co-managed basis, assisting in merger or acquisition transactions and providing other financial advisory services. Such right shall terminate with respect to any financing, transaction or service if the Company shall request in writing by certified mail Kuhns Brothers to lead such financing or transaction or to provide such service and Kuhns Brothers shall fail to notify the Company within fifteen (15) days thereafter that Kuhns Brothers will accept the engagement. In the event that Kuhns Brothers agrees to provide such investment banking services, Kuhns Brothers shall be paid as described in paragraph II above. The remaining terms of such engagement shall be contained in specific engagement agreements relating to the specific financing or transaction. Notwithstanding the above or any oral representations or assurances previously or subsequently made by the parties, this Agreement does not constitute a commitment by or obligation of Kuhns Brothers to act as underwriter or placement agent in connection with any future offering of the Company’s securities. Such a commitment on the part of Kuhns Brothers would exist only upon the execution of a final, written engagement agreement and then only in accordance with the terms and conditions thereof. In any event, Kuhns Brothers may determine in its sole discretion, for any reason (including, without limitation, the results of its due diligence investigation, a material change in the Company’s financial condition; business or prospects, the lack of appropriate internal Kuhns Brothers committee approvals or then current market conditions) not to participate in such an offering of the Company’s securities. In the event that Kuhns Brothers, with respect to any particular financing or transaction, elects not to provide investment banking or financial advisory services to the Company, nothing contained herein shall be deemed to prevent the Company from utilizing the services of another investment banking firm for such financing or transaction, but such retention of another investment banking firm shall be without prejudice to Kuhns Brothers’ rights hereunder with respect to other transactions.

Upon the successful execution of the Financing, Transaction or any publicly traded equity or debt capital markets financing lead or co-managed by Kuhns Brothers, Kuhns Brothers, in accordance with its customary practices, will provide market making and research services to investors in the securities of the Company (subject, however, to the Company’s continuation of its engagement of Kuhns Brothers as a financial advisor pursuant to the terms of this Agreement) for a period of two years following the closing of such financing, and subject to the Firm’s customary right not to make a market in such securities at any time or to suspend research coverage).

For the purpose of this Agreement, “cause” means the failure by Kuhns Brothers to perform in a material respect its obligations hereunder in accordance with the skill and diligence normally provided by recognized investment banking companies; provided, however, that the Company shall first give Kuhns Brothers reasonable prior written notice (a minimum of fifteen days notice) of the Company’s intent to terminate the engagement (such notice to specify in reasonable detail the facts alleged to give rise to the Company’s right to terminate for cause) and shall have provided Kuhns Brothers a reasonable opportunity to cure by performing such obligations (the reasonableness of such opportunity to be measured not only by Kuhns Brothers’ ability to perform during such period but also by the adverse effect on the Company resulting from providing such additional period to enable Kuhns Brothers to perform).

VI.          INDEMNIFICATION

The Company shall indemnify Kuhns Brothers and hold it harmless against any and all losses, claims, damages or liabilities to which Kuhns Brothers may become subject arising in any manner out of or in connection with the rendering of service by Kuhns Brothers hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence, bad faith and willful misconduct of Kuhns Brothers. Such indemnification shall extend to any sub-contracted party selected by Kuhns Brothers pursuant to the provision of its services to the Company pursuant to this Agreement, including the members of any syndicate or selling group organized by Kuhns Brothers for the purpose of underwriting or placing the Company’s securities.

The Company shall reimburse Kuhns Brothers promptly for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Kuhns Brothers hereunder (including without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event of a final judicial determination is made to the effect specified above, Kuhns Brothers will remit to the Company any amounts reimbursed under such paragraph.

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply if either the Company or Kuhns Brothers is a formal party to any such lawsuits, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee, or agent of Kuhns Brothers (each, with Kuhns Brothers, an “Indemnified Person”). The Company further agrees that, without Kuhns Brothers’ prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or any other proceeding arising out of the financings or transactions contemplated by this Agreement unless such settlement includes an implicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons.

The Company further agrees that the indemnified persons are entitled to retain separate counsel of their choice in connection with any matters in respect of which Indemnification, reimbursement or contribution may be sought under this Agreement. Fees for counsel will be payable only if management and counsel to the Company have has been consulted and allowed to participate fully in the selection of reasonable and appropriate counsel to the indemnified person(s). Each indemnified person shall give notice to the Company within thirty (30) days of the assertion against such indemnified person of any claim or the commencement of any action or proceeding relating to any foregoing, provided further that if the indemnified person fails to notify the Company, then the Company shall be relieved of any liability that it may have to such indemnified person as to such claim hereunder.

The Company and Kuhns Brothers agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence, bad faith or willful misconduct of Kuhns Brothers, then whether or not Kuhns Brothers is the indemnified person, the Company and Kuhns Brothers shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Kuhns Brothers on the other hand, in connection with the financings or transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and Kuhns Brothers on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Kuhns Brothers pursuant to this paragraph exceed the amount of the fees actually received by Kuhns Brothers hereunder.

VII.        MISCELLANEOUS

Except as contemplated by the terms hereof or subpoena issued by a court of competent jurisdiction, Kuhns Brothers shall keep confidential all non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Kuhns Brothers determines to have a need to know.

Except as required by applicable law, any advice to be provided by Kuhns Brothers under this Agreement shall not be disclosed publicly or made available to any third parties without the prior approval by Kuhns Brothers, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

Upon the successful close of the reverse merger transaction as contemplated in this Agreement, Kuhns Brothers shall not provide the similar service to the Company’s competitors in China during the term of this Agreement.

The Company agrees that Kuhns Brothers has the right to place advertisements in financial and other newspapers and journals describing the Company’s Financing and Kuhns Brothers’ related services to the Company hereunder, provided that Kuhns Brothers will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

Nothing in this Agreement, expressed or implied, is intended to confer or does it confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the indemnified persons, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Kuhns Brothers hereunder.

Neither the execution and delivery of this Agreement by the Company nor the consummation of the financings or transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

VIII        TERMINATION; SURVIVAL OF CERTAIN PROVISIONS.

The term of Kuhns Brothers’ engagement hereunder shall extend from the date hereof until terminated. Subject to the provisions of this Agreement that shall survive any termination or expiration of the understanding between the parties as set forth below, Kuhns Brothers may terminate the engagement hereunder at any time by giving the Company at least 10 days written notice.

The expense, indemnification, reimbursement, advertisements, and contribution obligations of the Company provided herein and Kuhns Brothers’ rights to compensation (which term includes all fees, amounts and warrants due or which may become due) shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction described herein or (ii) any termination or the completion or expiration of this Agreement.

This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut. The Company and Kuhns Brothers hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Connecticut and of the United States District Courts located in Connecticut for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Company’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and Kuhns Brothers hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Connecticut or the United States District Courts located in the State of Connecticut, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Kuhns Brothers hereunder is expressly and irrevocably waived.

This Agreement is subject to the approval of the board of directors of both companies. Johns D. Kuhns, Chief Executive Officer and a director of the Company and Mary Fellows, Executive Vice President and a director of the Company are each affiliates of Kuhns Brothers. Accordingly, the board of directors of the Company should take this relationship into consideration in approving this Agreement.

If the foregoing correctly sets forth the understanding and agreement between Kuhns Brothers and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

Kuhns Brothers, Inc.

By:	/s/ Robert Drake
Name: Robert Drake
Title: Vice President

AGREED:

Master Silicon Carbide Industries, Inc.

By:	Zhigang (Harry) Gao
Name: Mr. Zhigang (Harry) Gao

By:	Lin (Michael) Han
Name: Mr. Lin (Michael) Han

SCHEDULE A

Kuhns Brothers Electronic Wire Transfer Instructions

Please wire funds to: